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                                                                    EXHIBIT 99.1



COMPANY CONTACT:                                  MEDIA CONTACT:

Matthew B. Walley                                 Donald W. Schuster

Carey Diversified LLC                             The Torrenzano Group Ltd.

212-492-8992                                      212-681-1700 ext. 103


              CAREY DIVERSIFIED LLC TO MERGE WITH W. P. CAREY & CO.


                 WILL CREATE NATION'S DOMINANT NET LEASE COMPANY


NEW YORK, November 30, 1999 - Carey Diversified LLC (NYSE: CDC) today announced that its Board of Directors has unanimously approved a merger with W. P. Carey & Co, Inc. ("W. P. Carey"). W. P. Carey is a real estate investment firm which manages a group of companies, including the Corporate Property Associates series of private REITs, Carey Institutional Properties and Carey Diversified LLC. If approved by the shareholders of Carey Diversified, assets under ownership or management will increase from $750 million to approximately $2.5 billion post merger. As a result, the merged entity ("WPC" or the "Company") will be a fully integrated investment company and the nation's dominant net lease firm.

The Company expects to be listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "WPC." The combined business will be renamed W.
P. Carey & Co. LLC to capitalize on the strong corporate identity that W. P. Carey has built among its clients and the investment community over the last 26 years. W. P. Carey personnel will become employees of the Company. All of the operations of W. P. Carey & Co., Inc. will be contributed in exchange for 8 million shares of WPC. W. P. Carey stockholders may earn up to 2 million additional shares of the Company over a period of up to five years, based upon certain performance criteria.
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Carey Diversified's Board believes the proposed merger will significantly enhance shareholder value through:

         - IMMEDIATE ACCRETION - Expected to be accretive to the company's per share FFO during the first year of combined operations and more accretive thereafter;

         - UNIQUE ACCESS TO CAPITAL - Capitalize on W. P. Carey's access to private equity;

         -        ENHANCED GROWTH - Add the greater growth potential of W. P.
                  Carey's asset management business to the stability of CDC's net lease investment revenues;

         - STRENGTHENED CREDIT PROFILE - By acquiring W. P. Carey without indebtedness, the financial ratios and flexibility of the company will improve; and

         - FUTURE GROWTH POTENTIAL - Leverage the Company's solid brand image to provide new means of growth in the future.



William P. Carey will be the Chairman and Chief Executive Officer of the combined Company. Gordon F. DuGan and John J. Park will continue to serve as President and Chief Financial Officer, respectively. Francis J. Carey will become Vice Chairman and remain on the Board.

William P. Carey, Chairman and Chief Executive Officer of W. P. Carey & Co., Inc. stated, "When a prominent securities analyst called W. P. Carey a 'bet on brains,' he captured my vision for a Company built on talent, ambition and innovation, but that is only part of the story. Our team is gifted and highly motivated and, working within the framework of our long-term philosophy, will continue to build value for our shareholders. I chose to take shares in WPC in the merger because I believe in the future of this enterprise."

Carey Diversified's President, Gordon F. DuGan, stated, "We are merging in order to provide our shareholders with the best of both worlds - stable income from the net lease business and growth from the asset management business. We believe strongly that the company resulting from this merger will be
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uniquely positioned to leverage our access to capital in the private markets to generate superior shareholder returns."

Carey Diversified's Board of Directors formed a special committee of independent directors to review and evaluate the potential merger. The special committee retained Hogan & Hartson LLP as legal counsel and Robert A. Stanger & Co. as financial advisors. Deutsche Bank Alex. Brown acted as financial advisor to W.
P. Carey & Co., Inc. and Skadden, Arps, Slate, Meagher & Flom acted as legal counsel. Carey Diversified was represented by its counsel, Reed Smith Shaw & McClay. It is anticipated that consent solicitation statements will be mailed to shareholders in January 2000. Subject to shareholder approval of the merger, it is expected that the transaction will close in second quarter of 2000.

Carey Diversified LLC is the largest limited liability company traded on the New York Stock Exchange. The company's portfolio consists of 210 properties totaling more than 20 million square feet. Carey Diversified LLC leases properties to manufacturing, technology, retailing and communications companies including Federal Express Corp., America West Airlines, Detroit Diesel, Dr Pepper Bottling Company of Texas, Wal-Mart, AT&T, The Gap and more than 70 others. Additional information about Carey Diversified LLC is available on the company's website: http://www.careydiv.com.

W. P. Carey & Co, Inc. is a 26 year old investment firm which manages the W. P. Carey Group of companies, including the Corporate Property Associates series of REITs, which include CPA(R):10, CPA(R):12, CPA(R):14 and Carey Institutional Properties and Carey Diversified LLC. Collectively, the Carey Group manages more than 33 million square feet of property with an aggregate value of approximately $2.5 billion. Additional information about W. P. Carey & Co, Inc. is available on the company's website: http://www.wpcarey.com.

This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the Company's actual results, performance or achievement to differ materially from those
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anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including the risk that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the Company, reference is made to the Company's filings with the Securities and Exchange Commission.

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